Exhibit  23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-86599 and 333-91003 of Citizens Bancshares Corporation on Form S-8 and Form S-3, respectively, of our report dated February 22, 2002, (March 15, 2002 as to Note 17), appearing in this Annual Report on Form 10-KSB of Citizens Bancshares Corporation for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
April 10, 2002